MODERN CONTROLS, INC.

                    COMPUTATION OF PER SHARE EARNINGS





                                            Years ended December 31
                                  ------------------------------------
                                        1995         1994         1993
                                  ------------------------------------
PRIMARY

Average shares outstanding         4,527,560    4,722,188    4,851,565

Net effect of dilutive stock
  options - based on the
  treasury stock method               20,843        3,422       26,261
                                  ----------   ----------   ----------
Total                              4,548,403    4,725,610    4,877,826
                                  ==========   ==========   ==========

Net income                        $2,570,308   $1,852,977   $1,889,243
                                  ==========   ==========   ==========

Primary per share amounts         $     0.57   $     0.39   $     0.39
                                  ==========   ==========   ==========

FULLY DILUTED

Average shares outstanding         4,527,560    4,722,188    4,851,565

Net effect of dilutive stock
  options - based on the
  treasury stock method               25,640        1,995       24,538
                                  ----------   ----------   ----------
Total                              4,553,200    4,724,183    4,876,103
                                  ==========   ==========   ==========

Net income                        $2,570,308   $1,852,977   $1,889,243
                                  ==========   ==========   ==========

Fully diluted per share amounts   $     0.56   $     0.39   $     0.39
                                  ==========   ==========   ==========